Exhibit 4.2

Senseonics Holdings, Inc.

Stock Option Grant Notice

(2023 Commercial Equity Plan)

Senseonics Holdings, Inc. (the “Company”), pursuant to its 2023 Commercial Equity Plan (the “Plan”), has granted to you (“Optionholder”) an option to purchase the number of shares of the Common Stock set forth below of your services to the Employer and the resulting benefits to the Company (the “Option”). Your Option is subject to all of the terms and conditions as set forth herein and in the Plan, and the Stock Option Agreement and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Stock Option Agreement shall have the meanings set forth in the Plan or the Stock Option Agreement, as applicable.

Optionholder:
Date of Grant:
Number of Shares of Common Stock Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:  Nonstatutory Stock Option

Exercise and

Vesting Schedule:             [________________________]

Optionholder Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

•	The Option is governed by this Stock Option Grant Notice (this “Grant Notice”), and the provisions of the Plan and the Stock Option Agreement and the Notice of Exercise, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Stock Option Agreement (together, the “Option Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

•	You consent to receive this Grant Notice, the Stock Option Agreement, the Plan, the prospectus and any other Plan-related documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

•	You have read and are familiar with the provisions of the Plan, the Stock Option Agreement, the Notice of Exercise and the prospectus. In the event of any conflict between the provisions in this Grant Notice, the Option Agreement, the Notice of Exercise, or the prospectus and the terms of the Plan, the terms of the Plan shall control.

•	The Option Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any other written agreement between the Company and you that specifies the terms that should govern this Option.

•	Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Senseonics Holdings, Inc.	Optionholder:

By:
Signature	Signature

Title:	Date:

Date:

Attachments:	Stock Option Agreement, 2023 Commercial Equity Plan, Notice of Exercise

Attachment I

Stock Option Agreement

Senseonics Holdings, Inc.

2023 Commercial Equity Plan

Stock Option Agreement

As reflected by your Stock Option Grant Notice (“Grant Notice”), Senseonics Holdings, Inc. (the “Company”) has granted you an option under its 2023 Commercial Equity Plan (the “Plan”) to purchase a number of shares of Common Stock at the exercise price indicated in your Grant Notice (the “Option”). Capitalized terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the meanings set forth in the Grant Notice or Plan, as applicable. The terms of your Option as specified in the Grant Notice and this Stock Option Agreement constitute your Option Agreement.

The general terms and conditions applicable to your Option are as follows:

1.             Governing Plan Document. Your Option is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)             Section 6 regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your Option; and

(b)             Section 8 regarding the tax consequences of your Option.

Your Option is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the Option Agreement and the provisions of the Plan, the provisions of the Plan shall control.

2.             Vesting. Your Option will vest, if at all, as provided in your Grant Notice, subject to the provisions contained herein and the terms of the Plan.

3.             Exercise.

(a)             You may generally exercise the vested portion of your Option for whole shares of Common Stock at any time during its term by delivery of payment of the exercise price and applicable withholding taxes (if any) and other required documentation to the Plan Administrator in accordance with the exercise procedures established by the Plan Administrator, which may include an electronic submission. Please review Sections 4(h) and 7(b)(v) of the Plan, which may restrict or prohibit your ability to exercise your Option during certain periods.

(b)             To the extent permitted by Applicable Law, you may pay your Option exercise price as follows:

(i)            cash, check, bank draft or money order;

(ii)             pursuant to a “cashless exercise” program as further described in Section 4(c)(ii) of the Plan;

(iii)            by delivery of previously owned shares of Common Stock as further described in Section 4(c)(iii) of the Plan; or

(iv)            subject to Company and/or Committee consent at the time of exercise, by a “net exercise” arrangement as further described in Section 4(c)(iv) of the Plan.

4.             Term. You may not exercise your Option before the commencement of its term or after its term expires. The term of your Option commences on the Date of Grant and expires upon the earliest of the following:

(a)             three months after the termination of your Eligible Recipient Status for any reason;

(b)             immediately upon a Corporate Transaction if the Board has determined that the Option will terminate in connection with a Corporate Transaction;

(c)             the Expiration Date indicated in your Grant Notice; or

(d)             the day before the 10th anniversary of the Date of Grant.

Additionally, the Post-Termination Exercise Period of your Option may be extended as provided in Section 4(g) of the Plan.

5.             Withholding Obligations. As further provided in Section 8 of the Plan: (a) you may not exercise your Option unless any tax withholding obligations, to the extent applicable, are satisfied, and (b) at the time you exercise your Option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from any amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of your Option in accordance with the withholding procedures established by the Company. Accordingly, you may not be able to exercise your Option even though the Option is vested, and the Company shall have no obligation to issue shares of Common Stock subject to your Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation, if any, in connection with your Option was greater than the amount actually withheld by the Company, you agree to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

6.             Transferability. Except as otherwise provided in Section 4(d) of the Plan, your Option is not transferable, except by will or by the applicable laws of descent and distribution, and is exercisable during your life only by you.

7.             Corporate Transaction. Your Option is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

8.             No Liability for Taxes. As a condition to accepting the Option, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, employees or Affiliates related to tax liabilities arising from the Option and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so. Additionally, you acknowledge that the Option is exempt from Section 409A only if the exercise price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Option. Additionally, as a condition to accepting the Option, you agree not make any claim against the Company, or any of its Officers, Directors, employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

9.             Severability. If any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid

10.             Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Option.

11.             Choice of Law. The interpretation, performance and enforcement of this Option Agreement shall be governed by the laws of the State of New York without regard to that state’s conflicts of laws rules.

12.             Effect on Other Employee Benefit Plans. The value of your Option shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan sponsored by the Employer.

13.             Amendment. This Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Agreement in any way it may deem necessary or advisable to carry out the purpose of your Option as a result of any change in Applicable Laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of your Option which is then subject to restrictions as provided herein.

14.             Questions. If you have questions regarding these or any other terms and conditions applicable to your Option, including a summary of the applicable federal income tax consequences, please see the prospectus.

Attachment II

2023 Commercial Equity Plan

Attachment III

Notice of Exercise

Senseonics Holdings, Inc.

(2023 Commercial Equity Plan)

NOTICE OF EXERCISE

Senseonics Holdings, Inc.

20415 Seneca Meadows Parkway

Germantown, MD 20876

Date of Exercise: _______________

This constitutes notice to Senseonics Holdings, Inc. (the “Company”) that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) by exercising my Option for the price set forth below. Capitalized terms not explicitly defined in this Notice of Exercise but defined in the Grant Notice, Option Agreement or 2023 Commercial Equity Plan (the “Plan”) shall have the meanings set forth in the Grant Notice, Option Agreement or Plan, as applicable. Use of certain payment methods is subject to Company and/or Committee consent and certain additional requirements set forth in the Option Agreement and the Plan.

Type of option:	Nonstatutory
Date of Grant:	_______________
Number of Shares as to which Option is exercised:	_______________
Certificates to be issued in name of:	_______________
Total exercise price:	$______________
Cash, check, bank draft or money order delivered herewith:	$______________
Regulation T Program (cashless exercise):	$_____________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Plan, the Grant Notice and Option Agreement, and (ii) to satisfy the tax withholding obligations, if any, relating to the exercise of this Option as set forth in the Option Agreement.

Very truly yours,